Exhibit 99.1

FINAL TRANSCRIPT

MAN - Q1 2003 Manpower Earnings Conference Call

Event Date/Time: Apr. 15. 2003 / 7:30AM CT

Event Duration: 1 hr 2 min

CORPORATE PARTICIPANTS

 Jeff Joerres

 Manpower - Chairman, President & CEO

 Mike Van Handel

 Manpower - CFO, EVP, & Secretary

CONFERENCE CALL PARTICIPANTS

 Randy Mehl

 Robert W. Baird

 Marta Nichols

 Banc of America Securities

 Kelly Flynn

 UBS Warburg

 Adam Waldo

 Lehman Brothers

 Mark Marcon

 Wachovia Securities

 Fred McCrea

 Thomas Weisel

 Greg Cappelli

 Credit Suisse First Boston

 Andrew Steinerman

 Bear Stearns

 Jeff Silber

 Gerard Klauer

 Chris Gutek

 Morgan Stanley

 Jim Janesky

 Janney Montgomery Scott

 Brandt Sakakeeny

 Deutsche Bank

PRESENTATION

Operator

 Good morning. Welcome to the first quarterly earnings report conference call. All participants will be able to listen only until the question and answer portion of today's call. In addition, please be advised this call is being recorded. If anyone does have any objections, we ask that you please disconnect at this time.

I will now turn the call over to Mr. Jeff Joerres. Mr. Joerres, you may begin, sir.

 Jeff Joerres  - Manpower - Chairman, President & CEO

 Thanks, Doug.

Good morning and welcome to the first quarter conference call for 2003. Mike Van Handel, Chief Financial Officer is with me today. As usual, we will go over the results in general and discuss them, of course, in the segments in a little bit more detail. Also, Mike will talk about the financial items that have effected the first quarter and most importantly to all of you, will be what's in store for the second quarter, so Mike, as well as myself, will give a little bit of color on that.

Before we move into the call, I would like to have Mike read the Safe Harbor language.

 Mike Van Handel  - Manpower - CFO, EVP, & Secretary

 Good morning.

This conference call includes forward-looking statements which are subject to risks and uncertainties. Actual results might differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements can be found in the company's Annual Report on Form 10-K and in the other Securities and Exchange Commission filings of the company, which information is incorporated herein by reference.

 Jeff Joerres  - Manpower - Chairman, President & CEO

 Thanks, Mike.

We had a good performance in the first quarter of 2003. This is of course on a relative basis. We went into the quarter knowing that our infrastructure has over-capacity in it and the first quarter is a seasonally weak quarter. Therefore, we had to hold the best we could on price and effectively manage the expenses and we did both.

We anticipated earnings per share between 16 and 20 cents with a 5-cent impact for currency. We finished the quarter at 19 cents with a 6-cent impact for currency. We entered the first quarter with year over year revenue trends from the fourth quarter that were weakening and we talked about that. And in some cases like the U.S., we experienced at best stabilization, but not the acceleration that some would have anticipated. And in other situations like France we actually experienced some slight softening. In both countries it would be fair to say that uncertainty is ruling the day and therefore, we're entering the second quarter with some caution.

Revenue came in at just under $2.7 billion, an increase of 17.3% in dollars or 3.4% in constant currency. Revenues received a slight boost because Easter falls in April this year compared to March and that will effect also our second quarter. The impact of acquisitions was negligible at .3%. Systemwide sales for the quarter were $2.9 billion.

We ended the quarter with $33 million in operating earnings and $14.9 million in net income, which resulted in a 1.2% operating profit margin, which is well ahead of last year. We know that last year was an extremely weak quarter but it still is a success given that the environment that we operate in is still a difficult one.

The entire global team did a very nice job in holding down the cost. Our overall SG&A was at 16.2% of revenue compared to 17.3% last year, a decline of 3.1% in constant currency on a sequential basis. This amounts to a decrease of approximately $12 million from the fourth quarter when translated into fourth quarter exchange rates. We did this by just focusing each country, without taking out our infrastructure or the people that are out selling the accounts and making a lot of the business happen.

On our gross profit line, we experienced a sequential decline in margin which is typical given the seasonality of our business. We also saw, however, our gross profit move down 80 basis points compared to the prior year first quarter. We did anticipate a drop and we talked about it in the last quarter conference call.

But what I thought I would like to do is to dissect the components so each of you can understand what's happening in there and then what would that really mean for the future - how would this unfold in the future.

About 15 basis points of the decline came from the United States as a result of higher state unemployment tax and a shift in business mix. What we're seeing is that the large account market has been growing faster than the retail market over the last few quarters.

About 15 basis points came from France, which is the impact of some of the pricing that we're seeing and that we began to see in the second half of last year. On a sequential basis, however, core pricing -- and we call core pricing what is happening out at the customer location in France -- was fairly stable in the quarter, when compared to the fourth quarter.

EMEA, the region, accounts for about 35 basis points of decline.  This is attributable to shifts in geographical business as well as a faster growth in some of the large accounts. That geographical business shift is extremely important. The North, or the Nordics are experiencing a little bit more decline than what you would see for the growth in the South, and as a result, when you see that, the blended rate really comes down to a fairly dramatic, as I said, 35 basis points [decline due to the change in the] mix in the geographical business.

We also felt some pricing pressures in a few countries and had an increase in statutory burden costs which were difficult to pass along in these tough pricing times.

The Other Operations segment accounted for about 15 basis points of the decline, this is primarily due to the lower utilization of our assigned permanent workers at Jefferson Wells and Empower.

So as you can see, there are a number of factors influencing the overall GP for the quarter. Let me assure you, however, that our focus continues to be on maintaining our margins. We will not sacrifice pricing at the gain of market share. We have not changed our strategy and we are not going to and everyone in our organization knows that. And, in fact, I believe our field organization has done an admirable job holding their ground in a continuingly tough environment both from other major competitors as well as many of the local competitors.

There are bright spots throughout the organization as we continue to see growth in many markets, however not at an accelerated rate. This modest growth coupled with our ability to keep our expenses in check allowed us to continue to invest or maintain our infrastructure. And again, this is key as we start to see a comeback as we have talked about for a long time -- maintaining that infrastructure, maintaining the people out on the street selling business, is a very important element.

Based on the current business trends which is littered with uncertainty, we anticipate our second quarter to come in, in the range of 31 to 35 cents with currency impact of approximately 6 cents.

So overall, I believe the first quarter was very much what we expected. Our revenues up slightly, but no acceleration. Modest erosion on the gross profit line, good expense control and overall, what we were expecting on the operating profit side. What we didn't experience in the first quarter was any established upward trend. In fact, in the two major geographies, France and the U.S., the year over year trend line is slightly declining, and we'll get into that in more detail.

So let me get right into the U.S. segment. Revenues were approximately $463 million, up 8.1% over last year, or 7.2% on an average daily basis. Franchise acquisitions added about 1.5% to the U.S. growth rate in the quarter. Systemwide sales totaled about $688 million. Much of that increase, very similar to what we are seeing in the fourth quarter, came from light manufacturing. If you recall in the fourth quarter, we saw light manufacturing at about 15% growth in revenue year over year. The third quarter was at 13%, and now in the first quarter of 2003 we are at 13% again.

Our professional business also showed good growth, and something that we actually have been seeing for a few quarters now. It's up 12% in the first quarter. Our office business, which does traditionally lag, was down about 6% for the first quarter.

What's more helpful for you as you're looking at where things are going in my belief, is the intra-quarter numbers and I think those are very helpful to understand the trends in the U.S. January was a 6.7% increase in average daily sales. February was 7.4% and March was 7.3%. The more telling numbers are the last few weeks of March and the first few weeks of April. While the weekly numbers bounced around a bit, I would say that the last four weeks have averaged just under 5% [growth].

We all understand that there were some extenuating circumstance that would go around there, but the fact is those are the numbers and that's the trend that we're moving into the second quarter with.

U.S. operations did a nice job controlling costs while not taking out any of our infrastructure. Our SG&A was down over 6% from last year at this time, which resulted in an operating profit of $2.7 million, still well below where we should be but it's an improvement over the loss that we had in the first quarter of 2002.

Our French operation in dollar terms was $955 million in revenue, up 24.4%, much more indicative, though, is it was up 1.6% in Euro. We exited the fourth quarter somewhat weak and we experienced weakness for the balance of the first quarter. January started weak with very slight year over year revenue growth, February was slightly stronger and then we experienced more weakness in March with the growth of about 1.2%. The end of March and the beginning of April, similar to the U.S., showed some weakening with the average sales declining almost 2%.

We continue to see some pressures in the pricing area, but were able to hold on to our gore GP on a sequential basis. So we're not seeing erosion quarter to quarter. This allowed us to achieve another good quarter of margins, finishing the quarter at 2.8% [operating margin].

The 2.8% operating margin is just under 10 basis points of what we did last year. Many of the same trends were in place in the fourth quarter that exist today, which is some of the lower margin business that is outside of Paris, is growing at a much faster rate than the office business or slightly higher margin business in the city of Paris.

Regarding EMEA (Europe, Middle East and Africa, as you know), we switched our financial reporting structure in accordance with  accounting rules to align with our internal management structure. Therefore, the U.K. is now reported under the EMEA segment.

Overall, EMEA's revenues were $886 million, up 16% in dollars or down 1.6% in constant currency, slightly weaker than the .4% decline we saw in the fourth quarter. We had good expense control. We were able to achieve an operating profit margin of 1.1%, just slightly below last year.

In the U.K., we saw double-digit revenue growth in Brookstreet and slight declines in local currency in both Manpower and Elan. As a group, our U.K. revenues were down about 5.5% in Sterling, which is an improvement over the fourth quarter, but definitely not what we expect and we are continuing to work the plans that we have now had in place for almost threequarters and are seeing the improvements. We can see that, in the case of Brookstreet, there is some business to be had in the U.K. and we're running after that.

We have seen in the U.K. some sequential improvement throughout the quarter, very different than what we were seeing in other parts of the world. This is positive news, but they're relatively small so it's a little difficult to say that we have got a real sustainable trend going. The balance of Europe continued to do well relative to the market, but at the same time is not seeing any acceleration, except a few.

For the most part, the countries that were seeing good growth in the fourth quarter continued that trend and those that were flat or slightly down for the fourth quarter continue to be flat and slightly down.

Germany, difficult economic environment but our team has done an exceptional job. We grew our top line at 9% in Euro and we're growing our bottom line faster than that. Italy and Spain both turned in very good results as well and both organizations made some very solid profit improvements as well as sales improvements.

We continue to be challenged in the Nordics, which is just a great area for us as that marketplace remains very difficult.  Most of the challenge in Sweden is related to the top line as a decline in revenues has a more dramatic effect because of the labor laws. Sweden, as you know, we have bench-sitting models so that really draws down some of the GP. Even given that challenge, the Nordics made a solid contribution to operating profit and we compare ourselves in that region to some of the publicly-held staffing firms, and we look at our ability to make profit in a difficult time like this as a real tribute to our management team there.

In our Other Operations segment, revenue was up 15.5% in dollars and 12.9% in constant currency. The main drivers in the increase in top line growth are Japan and Mexico. Mexico for the first quarter was up almost 40%, and in that market we have well over 55% market share. More importantly, in local currency, the profit was up even more than the revenue. So it’s a great operation for us in Mexico.

We continue to see the secular changes and shifts that occur in Japan as positive for us and we're continuing to see some other secular changes. Light industrial now looks like it will be approved next March, which will give us more opportunity to move into the future. Revenue increases were strong, improving 7-1/2% in yen, but more encouraging, our profit increases were actually stronger than the top line increases because you're able to see the leveraging effect.

Jefferson Wells, we saw a modest decline in top line, as companies aren't quite sure about spending the money regarding discretionary, or what they may consider discretionary, projects. At the same time, we're seeing some very good activity in disclosure and documentation requirements under Section 404, as well as increased activity in the internal [auditing] side.

With Empower, we're starting to see increase in top line growth which is positive. Though not one strong enough to give us any indication that the companies are willing to go back and look at consulting work to assist them and their HR staffs, we are continuing to see the applicability of Empower and its alignment with human resources and staffing as a real advantage right now as companies are looking at emerging from this environment in a much stronger and productive way.

Overall, we posted a difficult but solid quarter. It involved a modest growth in top line and constant currency, which is what we anticipated. We continue to keep costs under control, while looking very closely and not giving up our vigilance on pricing controls.

As we look to the second quarter, we see the trends to be a bit more sluggish as I had described based on where they're going as we exited the quarter, especially in France. I must say that the environment is difficult, but our team is excited about the prospects. If you were to call our offices, they know what they're supposed to be doing and they're out making sales every day, and they're making sales and securing profitable business, and we're focused on furthering our strategy.

So that's my prepared remarks.

What I would like to do is to turn it over to Mike to give you a little bit more color on some of the financials.

 Mike Van Handel  - Manpower - CFO, EVP, & Secretary

 Okay.

I would like to begin with a few comments on the balance sheet and cash flow.

The balance sheet remains strong at the end of the quarter, and was helped by relatively strong cash flow. Total cash increased $45 million, bringing the quarter and cash balance to $329 million. Total debt at the end of March was $830 million, bringing our net debt position to $501 million, an improvement of $37 million during the quarter.

Our debt covenant ratios and our bank facilities improved during the quarter and our net interest coverage ratio now exceeds seven times on a trailing 12-month basis. Our accounts receivable declined by $77 million during the quarter, or $125 million excluding impact of currency. This is the typical seasonal pattern as revenue levels are lower in the first quarter.

Our DSO is 1.1 days below the prior year, as we're able to improve upon the progress we made over the last two years. Cash flow from operating activities improved to $59.2 million compared to $30.4 million in the first quarter of last year. Free cash was helped by stronger earnings as well as the DSO improvement that I just mentioned.

With regard to stock option accounting, we continue to follow APB No. 25.  Had we accounted for options under Statement No. 123, the earnings charge for the quarter would have been 2 cents a share.

Lastly, I would like to add a bit more color to the second quarter earnings guidance Jeff discussed earlier. We anticipate revenues to be flattish with the previous year on a constant currency basis. This would imply reported U.S. dollar growth in the upper single digit or low double-digit range based on currency translation rates.

For the U.S., we are expecting revenue growth in the mid single digit range which is a continuation of what we saw at the end of March and early April. For France, we anticipate low to mid single digit declines in constant currency revenue, reflecting modest further weakening from what we have seen in recent weeks. This would imply low double-digit revenue growth in reported U.S. dollars for France. We expect the gross margin percent to continue to lag last year's. However this should be partially offset by good expense control as we expect to achieve some SG&A leverage despite the flattish constant currency top line.

The estimated favorable currency impact of 6 cents assumes the Euro averages $1.07 for the quarter. Last year the Euro averaged 92 cents in the second quarter.

It is important to understand the impact of leverage at this stage of the cycle. Leverage is not new to our conversations. We’ve spent a fair amount of time on this as we experienced positive leverage in the U.S. at the beginning of the fourth quarter. Many of the analysts' models anticipate constant currency revenue growth in the 3% range in the second quarter, similar to the first quarter. With recent revenue trends suggesting flattish top line growth, you can see the impact drops quickly to the bottom line as revenue assumptions change.

Conversely, when revenues begin to accelerate we expect to see improving expense leverage deliver solid improvement in earnings. This was evident over the last two quarters when modest constant currency revenue gains resulted in significant gains in constant currency earnings per share.

With that, I will turn it back to Jeff.

 Jeff Joerres  - Manpower - Chairman, President & CEO

 Okay. Thanks, Mike.

That now gives us a chance to answer any questions. So if we could open up for question, that would be great.

QUESTION AND ANSWER

Operator

 Very good, sir.

And at this time we will begin the question and answer session. So if you would like to ask a question, please press star 1 on your touch-tone phone. I will announce you prior to your question. If you would like to withdraw that question, press star 2. But again, to ask a question, please press star one now.

And our first question comes from Randy Mehl with Robert W. Baird. Your line is open. Go ahead, sir.

 Randy Mehl  - Robert W. Baird

 Good morning.

And I apologize if I missed this, Jeff, but did you give progress throughout the quarter in Europe? I know you discussed France and the U.S. and the EMEA countries.

 Jeff Joerres  - Manpower - Chairman, President & CEO

 Randy, I didn't, and the reason is that with so many countries, each one is very different. Overall, EMEA was pretty much flat throughout the quarter, but it's difficult to say that because you’ve got Italy and Spain up and you've got Sweden down a little. So overall, I think it would be fair to say that all combined we were running about flat, and we would probably be looking at just slightly down as we're moving into the second quarter.

 Randy Mehl  - Robert W. Baird

 Okay. And you gave some very good commentary in the U.S. as it relates to -- well, just overall as it relates to gross margin, including within France.

I mean, just focusing on France with that question, you mentioned it's holding sequentially but then you said its lower margin business is growing faster than the Paris business and I'm wondering, should we expect that to trend down within France? Should we expect margin deterioration there as we look through the year, excluding of course the impact of legislation in the second half?

 Mike Van Handel  - Manpower – CFO, EVP, & Secretary

 Yes. If I just recap again.  In terms of France, we did say sequentially margins overall had been fairly stable and pricing has been fairly stable, and many of you will recall that we started to discuss some pricing pressure toward the middle of last year and that brought a bit of a drop in our gross profit margin in France and we'll start to anniversary that as we make our way through the second quarter.

In terms of business shift mix, there is some modest impact from shift mix. It isn't dramatic within France. But I think just to give you a little bit of color, there are regions outside of Paris that are growing a little bit more strongly and those regions typically have slightly lower gross margins. Similar to the major cities and financial districts, New York, London, the financial services markets within Paris are certainly down and we have got a very strong presence within the Paris market, and so we're not seeing quite the growth there that we are in some of the outlying areas.

 Randy Mehl  - Robert W. Baird

 Okay. Thank you very much. I appreciate it.

 Jeff Joerres  - Manpower - Chairman, President & CEO

 Thanks.

Operator

 Our next question comes from Marta Nichols with Banc of America Securities. Your line is open.

 Marta Nichols  - Banc of America Securities

 Good morning, thanks.

Jeff, I think you mentioned in your discussion sort of the impact and I think this was a little bit in Randy's discussion as well, the impact of large accounts on your gross margin. And certainly it makes sense that with the large volumes you're going to see lower pricing. So I'm wondering if you're also finding in a stalling business environment that you're having to get more aggressive on pricing and that's influencing the gross margins down as well.

 Jeff Joerres  - Manpower - Chairman, President & CEO

 Okay. What I really meant there was that we have a existing book of business that is over 50% of large accounts and those large accounts have a contract price that would be lower than that of retail business.

 Marta Nichols  - Banc of America Securities

 Right.

 Jeff Joerres  - Manpower - Chairman, President & CEO

 And as we are seeing this -- hesitant to use the word recovery -- but as we're seeing some more demand, as you see in light industrial we're up 13%, the majority of that 13% is coming from the large accounts that we already have a contract in that when we add more business on, it's being added at a lower gross margin. When we come to new accounts or the acquisition of new accounts, our pricing is as disciplined as it was before.

So, they will be at a lower price than retail but they are not going to be lower than our book of business now of large accounts.  Otherwise we're going to walk away from them and we have had to do that, and frankly, our organization, while they're pained to walk away from anything, are getting very good at it because they realize it's just not the path to go on. So, the business mix large accounts -- we love large account business, we're going to stay in large account business, but we're going to make it the right kinds of large accounts -- and they can add 100 workers on a light industrial site and that's awfully hard to make up that spread in GP on the retail side, particularly where we are in the cycle.

 Marta Nichols  - Banc of America Securities

 Okay. That's helpful, thanks.

The other question that I had, I was hoping you might be able to take us back through the legislative environment, give us any updates on what's going on in France and whether you're still anticipating the kind of impact that you talked about from the new legislation that goes into effect there in July on the 35-hour workweek and the narrowing of the minimum wages there.

 Jeff Joerres  - Manpower - Chairman, President & CEO

Right.

We are still in constant conversation. As one can imagine, there is a lot of pressure on both sides, there is budget impact. We believe and feel that when it comes to the labor market and putting people to work, we have a very compelling position to be able to say, this is a good thing because we add a lot of good employment into the French market. So we're going to continue to make those discussions. There has been no outright, never want to see you again, and there's been no discussion that says, yep, we're about to approve this.

So we're about where we were last time. More conversations, continued conversations, and we'll keep you updated as anything material unfolds.

 Marta Nichols  - Banc of America Securities

 And we should still assume the kind of Euro impacts that's you talked about last time, I guess it was 10 million Euros in the second half of this year.

 Jeff Joerres  - Manpower - Chairman, President & CEO

 That's what's in our French budget.

 Marta Nichols  - Banc of America Securities

 Okay. Thank you very much.

 Jeff Joerres  - Manpower - Chairman, President & CEO

 All right.

Operator

 The next question comes from Kelly Flynn with UBS Warburg.

 Kelly Flynn  - UBS Warburg

 Thanks.

Mike, I appreciate you giving the constant currency guidance for Q2 already. On the gross profit line, you gave some rough guidance, it will be down year over year. Could you help us out a little bit more there, maybe give more specific guidance? And also on the SG&A front, it sounds like you haven't really felt that you have cut to the bone here. Do you expect you continue to cut in Q2, maybe help us understand what we do with gross profit, what we do with SG&A?

 Mike Van Handel  - Manpower - CFO, EVP, & Secretary

 Sure.

 Kelly Flynn  - UBS Warburg

 Thanks.

 Mike Van Handel  - Manpower - CFO, EVP, & Secretary

 Yes. On the gross profit line, as we mentioned earlier in the first quarter, we're down 80-basis points. As we move to the second quarter, right now I don't anticipate we will be down year over year quite to that extent. So I would envision that sequentially we could see GP in the stable range, perhaps something in that range. I don't know that I can get much more refined than that.

But still, I would anticipate it will be down a little bit compared to the prior year. As I mentioned, to the extent we're losing some basis points there, I do anticipate we're going to make some of that up on the SG&A line.  I don't know if we'll make it all up. But I think we likely should come close. Hopefully we'll end up with an operating margin then in the range of where we were last year, perhaps slightly down but in that type of range is what I would be anticipating right now.

When you look at SG&A, really what I see happening in the second quarter is us really holding onto our existing cost base and really leveraging -- as volumes start to pick up, we'll start to leverage that cost base. As we have said in earlier calls, we're really maintaining our infrastructure so that we can support very good growth when the recovery starts to accelerate. So we're not looking to make further cuts. We have made those last year.  Right now, we're really holding onto costs. We're, of course, always looking for productivity improvements and we have made some productivity enhancements, you have seen some that come through in the first quarter. But I don't anticipate significant cuts, but we're very focused on how we control that expense growth as additional volumes come on and that's what's going to provide leverage to the bottom line.

 Kelly Flynn  - UBS Warburg

 Okay. Thanks.

Then a second one for Jeff.  This is just really asking for your opinion on the impact of the war.  Obviously seems like things have deteriorated in the last several weeks, seems like you somewhat linked that to the war-related concerns. What are you hearing from your clients about this? How optimistic are you that as it looks like things are being resolved here, you might see a quick turn?

 Jeff Joerres  - Manpower - Chairman, President & CEO

 Well, I think it would be fair to say that the position that we're in right now in the war is far better than where we were a month ago. And what we were hearing from our clients was, we're just not going to do anything. So it stopped, it stalled and now that, that looks like it is clearing up, the companies are going to need to find their feet a little and say, okay, now that that's not there, what do we really need to be doing? And what I mean by that is, I think what we will start to see -- inventories still haven't been driven down to all-time lows. So we're not going to get some big inventory push. We are going to get, I believe, some better analysis, whether it be durable goods, production, the ISM numbers. We're going to get a better analysis because it will be less emotional and much more on what's happening in the economy. So it is going to have a positive effect. It is a matter of when and then how long does that effect happen, because after there's a little bubble you might be able to see a little bit of a downturn if the economy really isn't as strong as we would like it to be.

 Kelly Flynn  - UBS Warburg

 Okay. That's very helpful. Thanks a lot, you guys.

 Jeff Joerres  - Manpower - Chairman, President & CEO

 Okay.

Operator

 The next question comes from Adam Waldo with Lehman Brothers. Please go ahead with your question.

 Adam Waldo  - Lehman Brothers

 Good morning, Jeff and Mike, how are you?

 Jeff Joerres  - Manpower - Chairman, President & CEO

 Good.

 Adam Waldo  - Lehman Brothers

 Just want to go under the hood a little bit more on second quarter guidance.

Mike, let me walk you through some logic here and tell me where I may be going wrong, if I am. If we're essentially looking for flattish year over year constant currency revenue growth in the second quarter, up high single digits, low double-digits in dollars, and we're thinking margins are going to be relatively flattish year over year, I guess what I'm trying to understand is, is why would we expect essentially, you know, a net income decline year over year in the mid to high teens at constant currency -- on flat constant currency revenue growth rate in the second quarter, other than just being conservative in a challenging forecasting environment.

 Mike Van Handel  - Manpower - CFO, EVP, & Secretary

 Well, I think you've laid it out. I think we're looking at some impact from currency on the earnings per share line. You get a fairly dramatic impact of a couple cents on currency -- a fairly dramatic impact in terms of overall percent impact on bottom line. It depends upon which side of the range of the guidance.  As I said, we could be looking at flattish to slightly down operating margins. A little bit of movement in interest and other expense.

So, I think when you look at the details, yes, percentage-wise we could be down on a constant currency basis on the earnings per share line just given a little bit of operating margin compression. But again, I don't think it's conservatism in the estimates, I'm trying to give the best view of where we think we are, but certainly there is a fair amount of uncertainty as we look at the quarter. But I'll refrain from your suggestion that it's a conservative view on the world right now.

 Adam Waldo  - Lehman Brothers

 Fair enough. It's a challenging environment in which to be forecasting, certainly.

As you turn to infrastructure additions, Jeff made some comments about this, and, Jeff, I wonder if you could expand a little bit. As you all were initially putting together your thoughts around the 2003 plan, I think you were thinking about low single digit office expansion on a net basis. Have those thoughts changed and if so, could you quantify that for us a bit more?

 Jeff Joerres  - Manpower - Chairman, President & CEO

 Well, no doubt we are going to be cautious with some investments. Having said that, we did open offices in the first quarter. And we had held off those in the fourth and trimmed some back in the third of 2002. We really believe that because certain markets might have some good secular trends to them, we must continue to invest. So what we have done with our staff is we now have anywhere from 15% to 20% more training programs than we have had before for our staff members. Our employee morale is at a very high level right now and part of that is that we are still strategically investing, watching our cap-ex numbers but strategically investing and right now we are opening some offices.

 Adam Waldo  - Lehman Brothers

 So net, Jeff, you would still think you might see 2-3% net office growth this year or would that be a little ambitious given the current uncertainty?

 Jeff Joerres  - Manpower - Chairman, President & CEO

 You know what? Your statement about that, given that uncertainty -- it's one of these where I really believe the most responsible thing to do is to look at an environment over the next two, three months, plan for that, be cautious about it and not say, all right, team, we're going to open 200 offices in the third quarter because for all I know, we're in another war in the third quarter.

 Adam Waldo  - Lehman Brothers

 Let's hope not.

 Jeff Joerres  - Manpower - Chairman, President & CEO

 Let's hope not, right.

 Adam Waldo  - Lehman Brothers

 Finally, I guess to try to get a better quantification on this mix shift that I think we all know is going on but can't quite quantify, can you give us a rough sense for what percentage of worldwide revenue was in light industrial and engineering skills that are earlier cycle but lower gross margin in this quarter as compared with a year earlier quarter just to give us a better sense for how the mix shifted?

 Jeff Joerres  - Manpower - Chairman, President & CEO

 Wow. Mike, you got that number off the top of your head?

 Adam Waldo  - Lehman Brothers

 I know it's a bit hard to do, you all have a lot of management reporting systems. But, I mean, directionally, would you have been up 4-5-600 basis points year over year in terms of that mix shift? More, less, could you give us some rough sense?

 Mike Van Handel  - Manpower - CFO, EVP, & Secretary

 Certainly we are in certain markets. But then on the other hand, you take a market such as France where, you know, 80% is construction and light industrial business, so there to move the meter takes a little bit more. But certainly when you look at markets in the U.S., and we would see that type of a shift that's been happening certainly over the last year.

 Adam Waldo  - Lehman Brothers

 Okay, thanks very much.

Operator

 Our next question comes from Mark Marcon with Wachovia Securities.

 Your line is now open.

 Mark Marcon  - Wachovia Securities

 Good morning.

With regards to the SUTA impact in terms of the year over year impact, that should start falling off in terms of what it's doing on a year over year basis as we get out to Q3 and Q4, is that right?

 Mike Van Handel  - Manpower - CFO, EVP, & Secretary

 Yes, you're right, Mark. There is some advantage. As you know, there are thresholds that you reach with workers and how much you pay in for SUTA.  So as those thresholds are met, which tends to happen later on in the year, the level of that impact should start to decline a little bit, that's correct.

Additionally, as I think Jeff alluded to earlier, we're still certainly working with our customers and are hopeful that we can pass some of that on. We aren't baking any of that into our estimates at this point in time, but we are hopeful that we'll be able to have some success there as well. We're still fighting that battle.

 Mark Marcon  - Wachovia Securities

 And what are you seeing from the number three and number four players in France from a price competition perspective?

 Jeff Joerres  - Manpower - Chairman, President & CEO

 Well, it's competitive. I would say that pricing in France has always been competitive, but it's not so brutal that the landscape has now changed this quarter versus last quarter. There has been some market share shifting around, a four player is a little different than it would be the third and the second and the first because the top three have so much of the marketplace. But, I would say that if you asked our branches they would say, yes, it's tough. We're doing a lot of difficult negotiations and pricing, but it's not any tougher than what it was three months ago.

 Mark Marcon  - Wachovia Securities

 Is it your sense that you're still generally picking up share? Or share is staying relatively flat or is it maybe declining a little bit because of not giving in on the pricing?

 Jeff Joerres  - Manpower - Chairman, President & CEO

 My sense right now would be that we are slightly picking up share.

 Mark Marcon  - Wachovia Securities

 Across the board? Or just in France?

 Jeff Joerres  - Manpower - Chairman, President & CEO

 In France.

 Mark Marcon  - Wachovia Securities

 How would you describe the U.S.?

 Jeff Joerres  - Manpower - Chairman, President & CEO

 The U.S., hard to tell. I would say even to slightly up, not down. But, the U.S. is much harder to calculate because you don't have good numbers to look at.

 Mark Marcon  - Wachovia Securities

 Yes. That's true. And as we start -- you know, at some point hopefully the economy will change and -

 Jeff Joerres  - Manpower - Chairman, President & CEO

 It will, Mark, come on.

 Mark Marcon  - Wachovia Securities

 And so we start looking out towards '04. Can you talk a little bit, and I know it's preliminary, but as things start picking up, what do you think you're going to do in terms of your expense structure? Are you going to ramp up dramatically in terms of new office openings or are you going to be conservative there? What's the plan?

 Jeff Joerres  - Manpower - Chairman, President & CEO

 Well, let's make this assumption that 2004 is a recovery, and I'm not saying that's when it is, but let's make that assumption.

 Mark Marcon  - Wachovia Securities

 Right.

 Jeff Joerres  - Manpower - Chairman, President & CEO

 What you saw in October in the U.S. was leverage, what you're seeing in Japan was leverage, this is going to occur in 2004 and we're excited about those prospects, because not only have we reduced our expenses -- that's easy. You can take out people, you can shut offices down, you can not have them have coffee machines, things like that, you can do all of that stuff and we have done some of it. But what we really worked on is productivity so that when the growth comes back we can really look at measurements and metrics about how many GP dollars per staffing specialist in the branch are you doing, and really measure productivity and therefore measure the gap between revenue growth and SG&A growth.  Right now, every country, every area, not yet every office, has a gap that they get every week that says this is where your target is and this is how far you are off or are on.

Therefore, it will, if you will, the best it could, modulate and automate that gap between expense growth and revenue growth.  Because we all know in this industry that that first time out, the breakout out of the blocks on the recovery, things look great and then you pack on some costs and it catches up to you about 12 months later. Our efforts are really aimed at having that not happen as dramatically as it has in other recoveries. Those plans are in place and they are part of their compensation plan as well.

 Mark Marcon  - Wachovia Securities

 Right. Thank you very much.

Operator

 Our next question comes from Fred McCrea with Thomas Weisel. Your line is open.

 Fred McCrea  - Thomas Weisel

 Morning. Thanks for taking the call.

Quick question about the United States and perhaps we could talk a little bit about business mix, light industrial to office and then also pockets of standout in terms of geographic strength.

 Jeff Joerres  - Manpower - Chairman, President & CEO

 Do you want anything more specific on that?

 Fred McCrea  - Thomas Weisel

 Well, Jeff, if there's any way to talk about specifically if there was any standout geographies in terms of regions out there.

 Jeff Joerres  - Manpower - Chairman, President & CEO

 Well, I mean, we see a little of that. No doubt we're getting some pretty good growth in the Southeast, has a little bit more of a light manufacturing flare to it. We have got some good presence in there. There's a lot of non-union environment in that part of the country, which is, you know, a little bit more favorable for us. I would say that while there is some geographical issues, there is almost more industry issues -- mid-size to larger manufacturers have really honed in their ERP systems, and therefore they are much more just in time. We're very much starting to be involved in some on-demand from a labor perspective strategies to match their ERP systems.

So, we see telecom continue to be slow, we see the PC computer market and some of the peripherals have little spots or bursts of upward trend and then down, so that's very choppy. But it's really that kind of basic manufacturer to some of the OEMs that we feel that are good size accounts, national accounts for us that seem to be doing a little bit better, almost regardless of the geography they're in. The weakest geography would probably be some of the manufacturing and finance in the Northeast, which is still a fairly difficult environment.

 Fred McCrea  - Thomas Weisel

 And would those comments also be reflected in the U.K.?

 Jeff Joerres  - Manpower - Chairman, President & CEO

 Well, the U.K. is a little different. The U.K. never really suffered as much as mainland Europe or the U.S. in the downturn. Many of the multinationals did strip out some of what they were doing there, so it wasn't as though they went without any pain. But as I mentioned in the prepared remarks, while we saw the last few weeks of March and the first few weeks of April trending down in some of the major markets, we actually saw the U.K. slightly trending up, and it gives us reason for optimism but it's not, you know, enough in a row for us to say we have got a real trend and now we're starting to take off.

 Fred McCrea  - Thomas Weisel

 Okay. And was that -- the U.K.'s strength -- largely London or was that -

 Jeff Joerres  - Manpower - Chairman, President & CEO

 No, that's outside. That would be the midlands and above. You know, London is still very much suffering from the finance side.  It's actually -- for the frequent traveler to London, it's actually -- nice to be able to get somewhere without so much traffic because there's not as many, on the banking side, traveling throughout the city.

 Fred McCrea  - Thomas Weisel

 Great. Thank you so much.

Operator

 The next question comes from Greg Cappelli with Credit Suisse First Boston. Please go ahead.

 Greg Cappelli  - Credit Suisse First Boston

 Hi guys, it's Greg and Josh.

Jeff, we wanted to ask you how tough it is out there right now, when you guys win or lose business particularly in large situations, what's the biggest differentiating factor, other than price at this point? And is training just becoming, you brought that up during your comments, is that becoming more and more important?

 Jeff Joerres  - Manpower - Chairman, President & CEO

 Well, we offer the best solution in the industry, so that helps. And what that means is the quality match, the ability to do complicated implementations, the ability to use our technology to drive some efficiency and our corporate account executives are very good at relationship and our fields are very good at high quality delivery. It's not in every case, but in many cases in our large accounts on their internal evaluation system we will score anywhere from -- we just scored a 98 out of 100, two quarters in a row in one of our largest accounts on satisfaction which is about a 15-part question.

So we really pride ourselves on service, and price is important. We have to be competitive. But we know when it gets down to the final two that the company is going to have to make a decision. They're going to move in the way of some quality and matching and selection, or they're going to move in the way of the lowest price. And there's enough business around with companies having different strategies that we'll be able to take advantage of enough of those accounts that fit our strategy and how we want to operate.

 Greg Cappelli  - Credit Suisse First Boston

 Jeff , when you lose business, 75-80% of the time, is it on price?

 Jeff Joerres  - Manpower - Chairman, President & CEO

 You know, I hear that. I don't believe that. I think we didn't sell well enough, to be honest with you. If we can't sell, why we're better, then the fact is, is that price was probably why we lost but we didn't sell well enough.

Now, there are accounts, very early in the cycle that we are starting to say, what's the criteria, explain the criteria and we will write back and say we're not going to participate in this bid, because why go through all that exercise of participating in that bid when we're going to walk away in the final anyway and basically be used as a benchmark. And in that case, if we are, then we will put in a very low price and let the competitor go underneath that.

 Greg Cappelli  - Credit Suisse First Boston

 Okay. Just one more quick one.

On the EMEA margins, Mike when you gave Q2 guidance, should we continue to expect that shift you talked about from north to south, from the Nordics down? Our guess would be that that would actually provide some stabilization to the margin there in the EMEAs.

 Mike Van Handel  - Manpower - CFO, EVP, & Secretary

 Yes, I think we'll continue to see some continuation of what we have seen, which has been southern Europe being stronger than northern Europe and the Nordics in particular. You’ll, long-term, see very good opportunity in the Nordics, but I think their economies are going to struggle for a little bit here, so I think we could continue to see some mixed shift go on for at least the next quarter out.

 Greg Cappelli  - Credit Suisse First Boston

 Okay. And then just on the DSOs that you brought up, are you pretty much where you think it's going to be, or you improved another day this quarter? Is there potential for that to continue?

 Mike Van Handel  - Manpower - CFO, EVP, & Secretary

 Yes, it continues to be our high focal point of the organization. You know, as we benchmark ourselves within geographies, you can't benchmark on a consolidated basis because everyone has different business mix, but as we benchmark within countries, we think we stack up quite well. But that doesn't take my foot off the pedal here or reduce the amount of focus that the organization has on trying to drive DSO down.

So is there more opportunity? I certainly would like to think so. On the other hand, there are some fundamental things going on in the industry that are working against us. There continues to be a trend towards monthly billing versus weekly billing, which has an impact on DSO. So, at this point I'm not sure that we're going to see continued gains through the balance of the year, but that being said, we'll continue to push hard and continue to focus on it.

 Greg Cappelli  - Credit Suisse First Boston

 Okay, thanks a lot.

Operator

 The next question comes from Andrew Steinerman with Bear Stearns. Please go ahead with your question.

 Andrew Steinerman  - Bear Stearns

 Good morning, it's Andrew.

My question has to do with SG&A. I know we have spoken a lot about it, we talked about it came down again $12 million on a constant currency basis even after last quarter when we thought we got as low as we could get. I kind of want to get a sense of qualitatively what type of costs came out of the system and how we are so confident that we're not inhibiting our infrastructure and is there any seasonal trends to SG&A?

 Mike Van Handel  - Manpower - CFO, EVP, & Secretary

 Yes, that's a good question, Andrew, I'm glad you asked that. Because that's exactly what some of that $12 million is, is some seasonal impact and particularly as you look at markets like France, where the first quarter is certainly a smaller quarter than the fourth quarter. So some of that is seasonal and in fact as France ramps back up in the second quarter, some of that seasonal SG&A will come back on.

So, in addition, are there other things that -- certainly there are other costs within that $12 million that we're still bringing out of the system. But when you step back, are we making dramatic headcount reductions or are we closing offices? No, that's not part of the strategy and has not been for the last several quarters. As we do have attrition, are we stretching people a little bit further? Sure, I will call that some productivity enhancements at this point.

 Andrew Steinerman  - Bear Stearns

 I think that's what the rest of the country calls it as well, thank you.

 Mike Van Handel  - Manpower - CFO, EVP, & Secretary

 Yes, that's right.

Operator

 The next question comes from Jeff Silber with Gerard Klauer. Your line is open.

 Jeff Silber  - Gerard Klauer

 Good morning.

Mike, you were kind enough to give us some revenue guidance in U.S. dollars and constant currency for France and U.S. I was wondering if you can do the same thing for the EMEA and Other Operations region?

 Mike Van Handel  - Manpower - CFO, EVP, & Secretary

 Well, I thought if I would give you that, then you just do the back into the other pieces. But I think as we look at the other geographies, EMEA, we were down 1.6% in the first quarter on a constant currency basis. I think we likely will trend slightly weaker as we get into the second quarter. So I would say low to mid single digit type of decline on a constant currency basis, which will on a U.S. dollar basis, be somewhere in the high single to low double-digit type growth in U.S. dollars.

The Other Operations, you're probably looking at on a constant currency basis in the low double-digit range and there isn't too much currency impact so that would be about what I would anticipate right now in terms of on a U.S. dollar basis as well.

 Jeff Silber  - Gerard Klauer

 Does that assume any type of utilization improvement in Jefferson Wells and Elan?

 Mike Van Handel  - Manpower - CFO, EVP, & Secretary

 In terms of our margins, we are assuming that we'll see a little bit better of the utilization going into the second quarter, yes.

 Jeff Silber  - Gerard Klauer

 Great. Just one other quick one. The miscellaneous income line of about $2.2 million, can you just tell us what that was?

 Mike Van Handel  - Manpower - CFO, EVP, & Secretary

 Yes, a lot of what occurs on that line are bank fees and some of the amortization of the costs related to our convertible debenture -- the investment banking fees related to that. So primarily that's the majority of that line. We would have had some similar costs last year, there were a couple of credits that hit last year's line as well. So it looks like there's actually a big increase in that line, but it's pretty much normal banking costs is the majority of that.

 Jeff Silber  - Gerard Klauer

 Okay, great. One more follow-up. Clients have asked me this one, I will pass it along to you.  Have you seen any type of anti-American backlash against your company in France because of our position in Iraq?

 Jeff Joerres  - Manpower - Chairman, President & CEO

 I think it's a fair question. But you can really see how we run the organization and have for many years, our entire management is French in the case of France. We have been there for over 44 years and while they know we're not a French company, they very much think of us as a French company. So we have not had any backlash as of yet. We have had one very small demonstration that lasted no time at all. So we really -- we haven't seen it. We had a little small demonstration in Italy, but I really look at the strength and how the business community looks at us over the years of dealing with us and at the same time, you know, the top three staffing firms in France, none of them are French. So, you know, so far, no big impact. We'll continue to monitor it.

 Jeff Silber  - Gerard Klauer

 Okay, great. That's helpful.

Operator

 The next question comes from Chris Gutek with Morgan Stanley. Your line is open.

 Chris Gutek  - Morgan Stanley

 Thanks, good morning, Jeff and Mike.

There are a lot of moving parts impacting the operating margin for the Other Operations region. I'm wondering if you could shed a little light on approximately where the actual margins are and where they have been headed for Jefferson Wells, the Japanese operations, Mexican operations, Canadian, et cetera.  If you could walk us through, shed a little bit of light there?

 Jeff Joerres  - Manpower - Chairman, President & CEO

 Well, I'll let Mike handle some of that.

It is kind of a potpourri section and we have tried not to get into the details for some competitive reasons, as well as the way we're investing it. As you know, in the Jefferson Wells model you would see gross margin declining when you have bench sitters or lack of utilization. So that business typically runs between a 40% and a 42% gross margin and we have seen that come down a little as we experience some bench sitters, because after the holidays we didn't see January really come back the way we would traditionally see it.

Japan has worked very hard on the top line -- we talked about the top line in excess of 7%, but the bottom line has been very good because they have some very good expense controls there. So their gross margin, while slipping a little over the last several quarters has really been made up on the operating margin side.

Mike, I don't know if you want to add more color to that?

 Mike Van Handel  - Manpower - CFO, EVP, & Secretary

 Yes. No, I think that's exactly right.

Good leverage in Japan, they really have been able to take that revenue increase of 7% and hold their cost base. So we have seen good leveraging, and gross margins have been stable in the quarter year over year so we have seen some good leveraging to the bottom line.

In terms of overall operating margins, we have seen good improvement in Japan.  In terms of where we think that country can go, we still see good opportunity as well.

Mexico, certainly with 40% top-line growth we're able to deliver a lot of operating leverage to the bottom line. Historically, Mexico has been a relatively lower operating margin country, below the average of the company, if you will, but given the growth that we're seeing today, you know, we're approaching the average of the company overall and think we have got good opportunity and really a strong solid business there going forward. So I think those are probably the three biggest pieces.

There are a fair number of moving parts, but that I think kind of captures the gist of it.

 Chris Gutek  - Morgan Stanley

 One quick follow up, if I could, in the Japanese market looks as if the deregulation of the light manufacturing occupations for temporary staffing use has slipped from December of this year to March of next year. Are there any updated thoughts you guys have on what the magnitude of the impact of that deregulation would be in terms of the increase in the size of the market?

 Jeff Joerres  - Manpower - Chairman, President & CEO

 Well, we have talked about it before, that light industrial is an important market for us throughout the world and we think it can be as well in Japan.

Having said that, you know, it slipped but I wouldn't read too much into it slipping from December to March. I think the most important thing is, is to look at some of the way temporary help operates in Japan, which are very long assignments and in the case of the manufacturing jobs, the deregulation that will occur in March will give companies and staffing firms the ability to put someone into a position for up to a year. Also in March, it will allow staffing, sales and marketing positions to move from one year to three years maximum. And in all of the other categories that we have been operating in for some time, which has had a length of three years, now gets totally deregulated -- no limitations.

So it's more than the light manufacturing -- light manufacturing probably will not grow at leaps and bounds until we can move past that one-year mark, because the average length of missions in Japan are much longer than we would see in other areas of the world. So I think it's a good opportunity for us, we're excited about it, but we are not baking into our 2004 ideas that this suddenly adds a massive amount of business to our line. We think that once it moves to a three-year period of mission for the temporary, then we might be able to actually gain some ground and pick up much more business.

 Chris Gutek  - Morgan Stanley

 Okay, great, thanks.

Operator

 The next question comes from Jim Janesky with Janney Montgomery Scott.

 Jim Janesky  - Janney Montgomery Scott

 Good morning.

Jeff, as a follow-up to the overall market, the so-called employment recovery keeps -- every six months keeps getting pushed out another six months, and when you look at the geopolitical situation aside, you opened up some offices in the first quarter, so before we had the war in Iraq, were you seeing anything out there that might have indicated that there might be some type of recovery in late '03 rather than in '04? And has that changed at all recently?

 Jeff Joerres  - Manpower - Chairman, President & CEO

 Absolutely.

We were looking at some trends that we're showing in our fourth quarter trends, while they tailed off a little in December, were showing that, okay, we're starting to come back. So if the U.S. leads out, then the rest of the Europe will lag a bit in the recovery and therefore, we were positioning ourselves. And the geopolitical situation has definitely thrown a wrench into the proverbial spokes and had some people flying over the front of the handlebars. Well, we looked at that and said okay, but this is still solid business, we know this is going to come back -- the U.S. has been operating in this environment for three years now, four years would make it equal to the Great Depression and we feel as though that secularly the trends are still good.

Our customers are talking about using us more than they were before and we have invested carefully. We haven't bet any future on massive office openings. But I am hopeful that with the war behind us, we will be able to now see more clearly what are some of the drivers of the economy, which might allow us to position ourselves going after certain industries, certain countries, certain kinds of customers and we need people on the ground to do that, otherwise we're going to miss that opportunity.

 Jim Janesky  - Janney Montgomery Scott

 Okay, thanks.

 Jeff Joerres  - Manpower - Chairman, President & CEO

 Okay. Last question.

Operator

 And our last question comes from – Brandt, I'm sorry, sir, I'm not sure how to pronounce your last name - Sakakeeny with Deutsche Bank.

 Brandt Sakakeeny  - Deutsche Bank

 That's correct. Thanks for taking my question.

Actually I had a question regarding the balance sheet, Mike, and for you, Jeff, I think over the past couple quarters you've been paying down a fair amount of debt. Do you think given the coverage ratios here that you're probably done paying down debt and will preserve cash? How are you balancing the free cash flow debt paydown versus obviously having enough financial leverage to drive returns on equity up in the recovery? Thanks.

 Mike Van Handel  - Manpower - CFO, EVP, & Secretary

 Sure. That's a good question.

As you look at our March balance sheet you'll see that we closed the quarter off with $329 million of cash. Clearly, that's excess to what we need presently and effectively. There probably is somewhere around $175 million that I would call structural cash, so we have about $150 million of excess cash we could use to pay down borrowings. When you look at our borrowings, we have a lot of fixed term borrowings that aren't coming due really until -- one tranche comes due in 2005 and then 2006. As well as we have got some of our other shorter term debt swapped out. So given the interest rates on those borrowings vis-a-vis some of the interest rates we can get on some of our cash in certain geographies, economically at present, it doesn't make sense right now to pay down some of the debt.

But we do have excess cash -- if we wanted to we could do that. As we look to the future when growth does come, certainly we will use that cash to fund working capital to the extent that we need it and so from an overall liquidity standpoint, certainly with that cash available as well as availability under our revolvers, we’ve got really a lot of liquidity to fund future growth. But we'll continue to pay down debt as that opportunity arises.

 Brandt Sakakeeny  - Deutsche Bank

 Okay, great. Thank you very much.

 Jeff Joerres  - Manpower - Chairman, President & CEO

 Thank you, everyone.

Operator

 This does conclude today's conference call. We thank everyone for their participation. All parties may disconnect at this time.